Exhibit 99.1

News Release

For Further Information:

David Caouette	Peter Rowe
425-580-8278	425-580-7667
david.caouette@attws.com	peter.rowe@attws.com

AT&T Wireless Reports Second Quarter
Net Income of $0.02 Per Share

Delivers $1.1 Billion in OIBDA

DRAFT: For Immediate Release: Wednesday, July 21, 2004

     Redmond, WA – AT&T Wireless (NYSE: AWE) today said its second quarter 2004 services revenue grew 3.3 percent from the first quarter to $3.871 billion, driven primarily by a reduction in promotional incentives, and strong growth in wireless data revenues, which were partially offset by declines in monthly recurring charges. Year-over-year, services revenue declined 1.7 percent from $3.939 billion in the year-ago quarter.

     Net income per share for the quarter was $0.02, an increase from a net loss per share of $0.02 in the first quarter of 2004, but a decline from $0.08 per share reported for the year-ago quarter. The increase in net income over the first quarter was due primarily to higher operating income and net equity earnings from investments.

     Second quarter OIBDA (defined as operating income before depreciation and amortization) was $1.134 billion (see Attachment A), a 17.4 percent increase from first quarter OIBDA of $966 million and a 4.4 percent decrease from the year-ago quarter’s $1.186 billion. OIBDA margin increased 350 basis points sequentially, to 29.3 percent compared to 25.8 percent in the first quarter (See Attachment B). Year-over-year second quarter OIBDA margin declined 80 basis points from 30.1 percent. The sequential increase in both metrics was driven by a number of positive factors, including higher services revenue, a lower provision for bad debt and lower network and toll expenses, partially offset by higher customer acquisition expenses.

     Net subscriber additions were 15,000, a significant turnaround of more than 380,000 customers from the first quarter of 2004.

     Second quarter churn was 3.4 percent, a 30 basis point improvement over the first quarter’s 3.7 percent. The sequential improvement in churn was driven by customer retention efforts and marked quality and coverage improvements in the company’s GSMTM network and the launch of GSM America, an aggressive new national flagship offer that eliminates roaming charges for many customers. Churn increased when compared to 2.2 percent in the second quarter of 2003.

     “Our second quarter results show we are on the rebound from our disappointing first quarter,” said John D. Zeglis, AT&T Wireless Chairman and CEO. “Sequential improvements in practically all of our key metrics demonstrate that the initiatives we launched earlier this year are making a difference.

     “We had an impressive turnaround in net additions, our OIBDA climbed back over $1 billion, and our services revenue was up. We signed a record number of new customers for a second quarter, and it was the fourth consecutive quarter in which we’ve added more than two million new customers. Our sales performance reflects continued strong retail sales — including terrific success with business customers — and an improved performance from our indirect sales channels.”

     “All of this adds up to a stronger company than we were six months ago,” Zeglis said.

     Operating free cash flow, as calculated in Attachment C, totaled $105 million, compared to $546 million in the prior year quarter. The decrease was due to higher capital expenditures.

     Average revenue per user (ARPU), as calculated in Attachment D, increased sequentially from $56.60 in the first quarter to $58.80, driven by fewer promotional incentives, and continued strong growth in wireless data. In the year-ago quarter, ARPU was $60.60. The decline was due to lower average monthly recurring charges and higher promotional incentives. This was partially offset by higher data revenues and regulatory program fees.

     Total revenue for the second quarter was $4.219 billion, an increase of $144 million, or 3.5 percent, compared with the first quarter and a 1.5 percent increase year over year.

     Minutes of use per subscriber remained strong at 600, an increase of 6.6 percent from the first quarter, and an 8.9 percent increase from the second quarter of 2003. This is consistent with industry growth trends as subscribers continue to shift to calling plans that include larger buckets of minutes.

UMTS Launch

     Yesterday, AT&T Wireless said it began offering customers in Detroit, Phoenix, San Francisco and Seattle broadband mobile wireless services with its launch of the first commercially-available true 3G UMTS (Universal Mobile Telecommunications System) network in the United States. The company said it is also deploying UMTS technology in Dallas and San Diego, and is likely to offer certain services in these markets before the end of this year. The company also noted that the four market commercial launch fulfills its 3G launch obligations under its investor agreement with NTT DoCoMo.

Cingular Merger

     AT&T Wireless said it continues to make good progress in its merger process with Cingular Wireless. The company received shareholder approval for the merger on May 19, 2004. Currently, the transaction is under review by the Federal Communications Commission and the Department of Justice. The company has responded to their requests for information. AT&T Wireless said it shares Cingular’s goal of concluding the transaction as soon as possible, but before the end of the year.

About AT&T Wireless

     AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.737 million subscribers as of June 30, 2004, and revenues of more than $16.8 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally.

Forward Looking Statements

This press release contains “forward-looking statements’’ which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including the company’s outlook for the fiscal year 2004 and subsequent periods; the outcome of our pending transaction with Cingular; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to increase revenue, margins and operating free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, uncertainty concerning the effects of our pending transaction with Cingular, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings. For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the heading “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in its quarterly report on Form 10-Q filed on May 7, 2004.

Attachments to Second Quarter 2004 Earnings Press Release

Attachment A

OIBDA is defined as operating income (loss) before depreciation and amortization. (In previous periods, we referred to OIBDA as EBITDA.) OIBDA margin is calculated as OIBDA divided by services revenue. These are non-GAAP financial measures. They differ from operating income (loss), as calculated in accordance with GAAP in that they exclude depreciation and amortization. They differ from net income (loss) as calculated in accordance with GAAP in that they exclude (i) depreciation and amortization, (ii) other income (expense), (iii) interest expense, (iv) provision (benefit) for income taxes, and (v) net equity earnings (losses) from investments in unconsolidated subsidiaries. We believe these measures are relevant and useful information to our investors as they are an integral part of our internal management reporting and planning process and are the primary measures used by our management to evaluate the operating performance of our consolidated operations. They are used by management as a measurement of our success in acquiring, retaining, and servicing customers because we believe these measures reflect our ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing our performance with that of many of our competitors. The components of OIBDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. Additionally, our $1.25 billion credit facility (under which no amounts are currently outstanding) requires us to maintain certain financial ratios, including a specified ratio of net-debt-to-operating income before depreciation and amortization expenses and impairment charges. Lastly, we use OIBDA for planning purposes, and in presentations to our board of directors, and we use multiples of current or projected OIBDA in our discounted cash flow models to determine the value of our licensing costs and our overall enterprise valuation.

OIBDA excludes other income (expense) and net equity earnings (losses) from investments in our unconsolidated subsidiaries, as these do not reflect the operating results of our subscriber base and our national footprint that we utilize to obtain and service our subscribers. Net equity (losses) earnings from investments represent our proportionate share of the net income (loss) of equity investments in which we exercise significant influence, but do not control. As we do not control these entities, our management excludes these results when evaluating the performance of our primary operations. Although excluded, net equity (losses) earnings from investments may include results that are material to our overall net income (loss). We may record impairment charges in the future related to our investments if there are declines in the fair values of our investments, which we deem to be other than temporary. OIBDA also excludes interest expense and the provision (benefit) for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures. Finally, OIBDA excludes depreciation and amortization, in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on Free Cash Flow.

We believe OIBDA as a percentage of services revenue to be a more relevant measure of our operating margin than OIBDA as a percentage of total revenue. We generally subsidize a portion of our handset sales, all of which are recognized in the period in which we sell the handset. This results in a disproportionate impact on our margin in that period. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing services revenue that is generated by the subscriber. We also use services revenue to calculate margin to facilitate comparison, both internally and externally, with our competitors, as they calculate their margins using services revenue as well.

There are material limitations to using these non-GAAP financial measures, including the difficulty associated with comparing these performance measures as we calculate them to similar performance measures presented by other companies, and the fact that these performance measures do not take into account certain significant items, including depreciation and amortization, interest, and tax expense, and net equity earnings (losses) from investments in unconsolidated subsidiaries that directly affect our net income or loss. Management compensates for these limitations by carefully analyzing how our competitors present performance measures that are similar in nature to OIBDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income (loss) as calculated in accordance with GAAP. OIBDA and OIBDA margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. OIBDA and OIBDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

The following table summarizes the reconciliation of OIBDA to consolidated net income (loss):

(Unaudited) ($M)	For the three months ended			For the six months ended
	Jun 30, 2004	Jun 30, 2003	Mar 31, 2004	Jun 30, 2004	Jun 30, 2003
OIBDA	$1,134	$1,186	$966	$2,100	$2,296
Depreciation and amortization	(896)	(735)	(887)	(1,783)	(1,470)
Other income	24	50	42	66	20
Interest expense	(189)	(207)	(196)	(385)	(391)
(Provision) benefit for income taxes	(34)	(57)	34	—	(103)
Net equity earnings (losses) from investments in unconsolidated subs	22	(9)	(17)	5	18

Net income (loss)	$61	$228	$(58)	$3	$370

Attachment B

The following table summarizes the reconciliation of OIBDA margin to consolidated net income (loss) as a percentage of services revenue:

(Unaudited)	For the three months ended			For the six months ended
(All items shown as % of services revenue)	Jun 30, 2004	Jun 30, 2003	Mar 31, 2004	Jun 30, 2004	Jun 30, 2003
OIBDA	29.3%	30.1%	25.8%	27.6%	29.9%
Depreciation and amortization	(23.1%)	(18.7%)	(23.7%)	(23.4%)	(19.1%)
Other income	0.6%	1.3%	1.1%	0.9%	0.3%
Interest expense	(4.9%)	(5.2%)	(5.2%)	(5.1%)	(5.1%)
(Provision) benefit for income taxes	(0.9%)	(1.5%)	0.9%	—	(1.4%)
Net equity earnings (losses) from investments in unconsolidated subs	0.6%	(0.2%)	(0.4%)	—	0.2%

Net income (loss)	1.6%	5.8%	(1.5%)	—	4.8%

Attachment C

Free cash flow, as we have defined it, is calculated as the cash generated from our operating activities less cash payments for capital expenditures. We believe free cash flow and operating free cash flow to be relevant and useful information to our investors as these measures are used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definitions of free cash flow and operating free cash flow do not take into consideration cash generated in the sale of or used to purchase license spectrum, cash used to acquire other businesses, or cash generated or used related to our unconsolidated investments. Additionally, our definitions of free cash flow and operating free cash flow do not reflect cash used to repurchase or fund debt obligations. Free cash flow and operating free cash flow reflect cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including spectrum acquisitions, acquisitions of businesses, or investments in joint ventures and other unconsolidated subsidiaries. Free cash flow and operating free cash flow should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. Free cash flow and operating free cash flow, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

(Unaudited) ($M)	For the three months ended			For the six months ended
	Jun 30, 2004	Jun 30, 2003	Mar 31, 2004	Jun 30, 2004	Jun 30, 2003
Net cash provided by operating activities of continuing operations	$1,002	$1,430	$554	$1,556	$2,705
Less: Capital expenditures, including internal use software	897	373	848	1,745	874

Free cash flow	$105	$1,057	$(294)	$(189)	$1,831

Less: Cash received from termination of interest rate swap agreements	—	—	—	—	245
Less: Cash received from the 2002 NOL carryback	—	511	—	—	511

Operating free cash flow	$105	$546	$(294)	$(189)	$1,075

Attachment D

ARPU is used to measure the average monthly services revenue on a per subscriber basis. ARPU is calculated as services revenue generated by subscribers, including both our subscribers’ revenue and the roaming revenues generated from other wireless carriers, divided by our average subscribers for the period.

The following table summarizes our calculation of ARPU:

(Unaudited) ($ in M, except for ARPU amount)	For the three months ended			For the six months ended
	Jun 30, 2004	Jun 30, 2003	Mar 31, 2004	Jun 30, 2004	Jun 30, 2003
Services revenue	$3,871	$3,939	$3,746	$7,617	$7,682
Less: Revenues not generated by wireless subscribers	45	34	52	97	64

Services revenue used to calculate ARPU	$3,826	$3,905	$3,694	$7,520	$7,618

Average revenue per user per month (ARPU)	$58.80	$60.60	$56.60	$57.70	$59.70

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
In millions, except per share amounts — Unaudited

	For the three months ended June 30,			For the six months ended June 30,
	2004	2003	Change	2004	2003	Change
REVENUE
Services	$3,871	$3,939	(1.7%)	$7,617	$7,682	(0.8%)
Equipment	348	219	59.0%	677	424	59.8%
Total revenue	4,219	4,158	1.5%	8,294	8,106	2.3%
OPERATING EXPENSES
Costs of services	1,057	1,190	(11.1%)	2,223	2,304	(3.5%)
Costs of equipment sales	620	473	31.0%	1,206	942	28.0%
Selling, general and administrative	1,408	1,309	7.6%	2,765	2,564	7.9%
Depreciation and amortization	896	735	21.7%	1,783	1,470	21.3%
Total operating expenses	3,981	3,707	7.4%	7,977	7,280	9.6%
OPERATING INCOME	238	451	(47.0%)	317	826	(61.6%)
Other income	24	50	(53.2%)	66	20	227.1%
Interest expense	189	207	(8.3%)	385	391	(1.4%)
INCOME (LOSS) BEFORE INCOME TAXES AND NET EQUITY EARNINGS (LOSSES) FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	73	294	(75.2%)	(2)	455	(100.4%)
Provision for income taxes	34	57	(40.1%)	—	103	(100.2%)
Net equity earnings (losses) from investments in unconsolidated subsidiaries, net of tax	22	(9)	342.1%	5	18	(74.0%)
NET INCOME	61	228	(73.3%)	3	370	(99.2%)
Accretion of mandatorily redeemable preferred stock	—	6	(100.0%)	—	13	(100.0%)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$61	$222	(72.6%)	$3	$357	(99.2%)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS PER BASIC AND DILUTED SHARE	$0.02	$0.08		$—	$0.13
WEIGHTED AVERAGE SHARES USED TO COMPUTE INCOME PER SHARE:
Basic	2,728	2,712		2,724	2,711
Diluted	2,744	2,714		2,739	2,713

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
In millions, except per share amounts — Unaudited

	June 30,	December 31,
	2004	2003	Change
ASSETS
Cash and cash equivalents	$4,088	$4,339	(5.8%)
Short-term investments	172	202	(14.9%)
Accounts receivable, less allowances of $232 and $334	2,050	2,301	(11.0%)
Inventories	195	309	(36.8%)
Deferred income taxes	264	303	(12.8%)
Prepaid expenses and other current assets	369	361	2.2%
TOTAL CURRENT ASSETS	7,138	7,815	(8.7%)
Property, plant and equipment, net of accumulated depreciation and amortization of $11,704 and $10,146	16,299	16,374	(0.5%)
Licensing costs, net	14,496	14,500	—
Investments in and advances to unconsolidated subsidiaries	1,152	1,169	(1.4%)
Goodwill	7,444	7,390	0.7%
Other assets, net of accumulated amortization of $345 and $378	455	554	(18.0%)
TOTAL ASSETS	$46,984	$47,802	(1.7%)
LIABILITIES
Accounts payable	$934	$1,174	(20.5%)
Payroll and benefit-related liabilities	307	500	(38.6%)
Advertising and promotion accruals	101	149	(32.2%)
Business tax accruals	250	289	(13.3%)
Interest payable on long-term debt	238	240	(1.2%)
Current portion of long-term debt	259	7	n/m
Other current liabilities	1,047	1,093	(4.1%)
TOTAL CURRENT LIABILITIES	3,136	3,452	(9.1%)
Long-term debt	10,063	10,459	(3.8%)
Mandatorily redeemable preferred stock	176	177	(0.7%)
Deferred income taxes	4,537	4,699	(3.4%)
Other long-term liabilities	588	658	(10.6%)
TOTAL LIABILITIES	18,500	19,445	(4.9%)
MINORITY INTEREST	32	30	5.6%
MANDATORILY REDEEMABLE COMMON STOCK
$0.01 par value, 406 shares issued and outstanding	7,664	7,664	—
SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value, 10,000 shares authorized, 2,322 and 2,308 shares issued and outstanding)	23	23	0.6%
Additional paid-in capital	23,823	23,688	0.6%
Receivable from former parent, AT&T	(25)	(25)	—
Accumulated deficit	(3,029)	(3,032)	(0.1%)
Accumulated other comprehensive income	(4)	9	(144.4%)
TOTAL SHAREHOLDERS’ EQUITY	20,788	20,663	0.6%
TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$46,984	$47,802	(1.7%)

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
In millions — Unaudited

	For the six months ended June 30,
	2004	2003
OPERATING ACTIVITIES
Net income	$3	$370
Adjustments to reconcile net income to net cash provided by operating activities:
Net (gains) losses on sale/exchange of assets, businesses, and cost method unconsolidated subsidiaries	(30)	(5)
Depreciation and amortization	1,783	1,470
Amortization of debt premium/discount, interest accretion, and deferred financing fees	(4)	25
Deferred income taxes	(99)	128
Net equity earnings from investments in unconsolidated subsidiaries	(5)	(18)
Provision for uncollectible receivables	241	256
Cash received from NOL carryback	—	511
Proceeds received from termination of interest rate swap agreements	—	245
Decrease (increase) in accounts receivable	18	(247)
Decrease in inventories	113	114
Decrease in accounts payable	(144)	(155)
Net change in other operating assets and liabilities	(320)	11
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,556	2,705
INVESTING ACTIVITIES
Capital expenditures, including internal use software	(1,745)	(874)
Net dispositions of licenses	2	5
Distributions and sales of unconsolidated subsidiaries	30	12
Contributions, advances, and purchases of unconsolidated subsidiaries	(9)	(13)
Acquisitions of consolidated businesses, including cash acquired	(112)	(12)
Net redemptions of held-to-maturity securities	30	—
Other investing activities, net	2	(5)
NET CASH USED IN INVESTING ACTIVITIES	(1,802)	(887)
FINANCING ACTIVITIES
Repayment of debt due to others	(134)	—
Proceeds from AT&T Wireless Services common stock issued	127	14
Cash received from former parent, AT&T	—	436
Other financing activities, net	2	(9)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(5)	441
NET (DECREASE) INCREASE IN CASH AND CASH AND CASH EQUIVALENTS	(251)	2,259
NET INCREASE IN CASH DUE TO ADOPTION OF FIN46	—	16
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,339	2,353
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,088	$4,628